Exhibit (a)(1)

BMT Investment Funds
and
BMT Investment Advisers
Financial Code of Ethics for Chief Executive and Financial Officers

Introduction

1.            Section 406 of the Sarbanes-Oxley Act of 2002 directed the U.S. Securities and Exchange Commission (“SEC”) to adopt rules requiring companies to disclose whether or not they have adopted a code of ethics for senior financial officers, and if not, why not. The SEC has adopted rules requiring registered investment companies to make such disclosures. These rules extend coverage to chief executive officers as well as senior financial officers, and require disclosure of waivers or substantive changes in any code. This Code of Ethics (this “Code”) addresses these requirements, and is different in nature and scope from the code of ethics adopted as required under Section 17(j) of the Investment Company Act of 1940 (the “1940 Act”), and Rule 17j-1 thereunder, which focuses on personal trading activities.

Policy Statement

2.            It is the policy of the BMT Investment Funds (the “Trust”) and the Funds to conduct their affairs in accordance with all applicable laws and governmental rules and regulations. This Code has been adopted by the Trust’s Board of Trustees (the “Board”) and applies to the persons appointed by the Board as the Trust’s Chief Executive Officer (“Trust CEO”), President, Chief Financial Officer (“Trust CFO”), Treasurer and any persons performing similar functions, as modified from time to time (“Covered Officers”). Each Covered Officer is personally responsible for adhering to the standards and restrictions imposed by applicable laws, rules and regulations, including those relating to affiliated transactions, accounting and auditing matters. This Code is designed to deter wrongdoing and promote:

a.	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

b.	full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds file with, or submit to, the SEC and in other public communications made by the Funds;

c.	compliance with applicable governmental laws, rules and regulations;

d.	prompt internal reporting to the appropriate person of violations of this Code; and

e.	accountability for adherence to this Code.

3.            This Code covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide Covered Officers. In this regard, each Covered Officer must:

f.	act with integrity, including being honest and candid while still maintaining the confidentiality of information where required by law or the Funds’ policies;

g.	observe both the form and spirit of laws and governmental rules and regulations, and accounting standards;

h.	adhere to high standards of business ethics; and

i.	place the interests of the Funds and their shareholders before the Covered Officer’s own personal interests.

4.            All activities of Covered Officers should be guided by and adhere to these fiduciary standards. Covered Officers should not hesitate to use available resources whenever it is desirable to seek clarification. Covered Officers are encouraged to consult with the Trust’s Chief Compliance Officer (“Trust CCO”) or the Chief Compliance Officer (the “Adviser CCO”) of BMT Investment Advisers, the investment adviser to the funds (the “Adviser”), or other appropriate resources, when in doubt about the best course of action in a particular situation.

Conflicts of Interest

5.             Covered Officers should handle ethically actual and apparent conflicts of interest. A “conflict of interest” occurs when an individual’s personal interests actually or potentially interfere with the interests of a Fund or its shareholders. A conflict of interest can arise when a Covered Officer takes actions or has interests that may make it difficult to perform his duties as a Fund officer objectively and effectively. Service to the Funds should never be subordinated to either a direct or indirect personal gain or advantage.

6.           Certain conflicts of interests arise out of the relationships between Covered Officers and the Funds that already are subject to conflict of interest provisions in the 1940 Act and the Investment Advisers Act of 1940 (the “Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Funds because of their status as “affiliated persons” of the Funds. The compliance programs and procedures of the Funds and the Adviser are designed to prevent, or identify and correct, violations of these provisions. This Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of this Code.

7.           Actual or apparent conflicts may arise from, or as a result of, the contractual relationship between the Funds and the Adviser (or other service provider, e.g., administrator) of which the Covered Officers are also officers or employees. It is recognized by the Board that the Covered Officers will, in the normal course of their duties, be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Funds. The Board recognizes that the participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the Adviser, and is consistent with the Board’s understanding of the performance by the Covered Officers of their duties as officers of the Funds. Nonetheless, each Covered Officer recognizes that, as an Officer of the Funds, he or she has a duty to act in the best interests of the Funds and their shareholders.

8.          If a Covered Officer believes that his or her responsibilities as an officer or employee of the Adviser (or other service provider) are likely to materially compromise his or her objectivity or ability to perform the duties of his role as an officer of the Funds, he or she should consult with the Trust CCO or the Adviser CCO. A Covered Officer should also consider whether to present the matter to the Board or an appropriate committee thereof.

9.	In addition, each Covered Officer must:

a.	avoid conflicts of interest wherever possible;

b.

not use his or her personal influence or personal relationships to influence investment decisions or financial reporting by a Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

c.

not engage in personal, business or professional relationships or dealings which would impair his or her independence of judgment or adversely affect the performance of his or her duties in the best interests of the Funds and their shareholders; and

d.	not cause a Fund to take action, or fail to take action, for the personal benefit of the Covered Officer rather than the benefit of the Fund.

10.          Conflicts of interest may not always be evident and Covered Officers should consult with the Trust CCO if they are uncertain about any situation. Examples of possible conflicts of interest include:

a.

Personal Business Transactions. A Covered Officer may not cause a Fund to engage in any business transaction with his or her immediate family members or utilize the Covered Officer’s relationship with the Fund to cause any third party to engage in any business transaction with his or her immediate family members. This provision is not intended, however, to restrict Covered Officers and their immediate family members from purchasing or redeeming shares of the Fund as long as such purchases or redemptions are made in accordance with the procedures, limitations and restrictions set forth in the Fund’s registration statement. For the purposes of this code, the term “immediate family” means a Covered Officer’s spouse, sibling, child, parent, brother or sister in law, or a spouse, sibling, child or parent of any of the foregoing.

b.

Use of Nonpublic or Confidential Information. A Covered Officer may not use, or disclose to a third party, non-public or confidential information about a Fund or its activities or any of the Fund’s service providers for the purpose of personal gain by the Covered Officer or his or her immediate family members (including, but not limited to, securities transactions based on such information).

c.

Outside Employment or Activities. A Covered Officer may not engage in any outside employment or activity that interferes with his or her duties and responsibilities with respect to the Funds or is otherwise in conflict with or prejudicial to the Funds. A Covered Officer must disclose to the Trust CCO any outside employment or activity that may constitute, or appear to constitute, a conflict of interest and obtain the requisite approval before engaging in such employment or activity. Any such employment or activity is permissible only if it would not be inconsistent with the best interests of the Funds and their shareholders.

d.

Gifts. A Covered Officer may not accept any gift, entertainment, favor, or loan from any person or entity that does or seeks to do business with the Funds which goes beyond the courtesies generally associated with accepted business practice. Non-cash gifts of a de minimis nature are considered to be within accepted business practices. Cash gifts of any amount are strictly prohibited. Entertainment (in the form of meals, tickets to events or otherwise) must be reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety.

e.

Corporate Opportunities. A Covered Officer may not exploit, for his or her own personal gain or the personal gain of immediate family members, opportunities that are discovered through the use of Fund property, information, or the Covered Officer’s position unless the opportunity is fully disclosed, in writing, to the Funds’ Board and the Board declines to pursue such opportunity on behalf of the Funds.

f.

Other Situations. Because other conflicts of interest may arise, it is not practical to list in this Code all possible situations that could result in a conflict of interest. If a proposed transaction, interest, personal activity, or investment raises any questions, concerns or doubts, a Covered Officer should consult with the Trust CCO before engaging in the transaction, making the investment or pursuing the interest or activity.

Accuracy of Reports, Records and Accounts

11.          All Covered Officers are responsible for the accuracy of the records and reports that they are responsible for maintaining to enable the Funds to provide full, fair and accurate financial information and other disclosure to regulators and Fund shareholders. Accurate information is essential to the Funds’ ability to meet legal and regulatory obligations. The books and records of the Funds shall accurately reflect the true nature of the transactions they record in accordance with applicable law, generally accepted accounting principles and Fund policies. The Covered Officers must not create false or misleading documents or accounting, financial or electronic records for any purpose, and must not direct any other person to do so. If a Covered Officer becomes aware that information filed with the SEC, or state regulatory authority, or made available to the public contains any false or misleading information or omits to disclose necessary information, he shall promptly report it to the Trust CCO for a determination as to what, if any, corrective action is necessary or appropriate.

12.          No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Funds’ books or records for any reason. No disbursement of Fund assets shall be made without adequate supporting documentation or for any purpose other than as described in the Funds’ documents or contracts.

Funds’ Disclosure Controls and Procedures

13.          Each Covered Officer is required to be familiar, and comply, with the Funds’ disclosure controls and procedures. In addition, each Covered Officer having direct or supervisory authority regarding SEC filings or the Funds’ other public communications should, to the extent appropriate within his area of responsibility, consult with other Fund officers and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

14.	Each Covered Officer must:

a.	familiarize himself or herself with the disclosure requirements applicable to the Funds as well as the business and financial operations of the Funds;

b.

ensure that reasonable steps are taken within his or her areas of responsibility to promote full, fair, accurate, timely and understandable disclosure in all regulatory filings, as well as when communicating with the Funds’ shareholders or the general public, in accordance with applicable law;

c.

consistent with his or her responsibilities, exercise appropriate supervision over and assist relevant Fund service providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner; and

d.

not knowingly misrepresent, conceal or omit required disclosures of, or cause others to do the same, facts about the Funds, whether to persons within or outside the Funds, including to outside counsel, independent auditors and governmental regulators.

Confidential Information

15.           Covered Officers who have access to confidential information are not permitted to use or share that information for their personal benefit or for any other purpose except the conduct of the Funds’ business. Covered Officers should maintain the confidentiality of information entrusted to them by the Funds or their shareholders, except when disclosure is authorized or legally mandated. Confidential information includes all non-public information, including information that might be of use to competitors, or harmful to the Funds or their shareholders if disclosed.

16.          All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly by the Funds. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and counsel to the Trust (“Trust Counsel”).

Compliance, Reporting and Recordkeeping

a.

Compliance. Any Covered Officer who violates the provisions of this Code will be subject to disciplinary action and appropriate sanctions, up to and including termination. Sanctions shall be imposed by the Trust CEO, subject to review by the full Board, in their sole discretion. Depending on the nature and severity of the violation, the Funds may refer such violation to appropriate authorities for civil action or criminal prosecution.

b.	Reporting. Each Covered Officer shall:

(i)	upon receipt of the Code or upon becoming a Covered Officer, sign and submit an Initial Acknowledgement (form attached) confirming that he/she has received, read and understands the Code;

(ii)	annually, sign and submit an Annual Acknowledgement (form attached) confirming that he or she has complied with the requirements of the Code;

(iii)	not retaliate against any Covered Officer or other person for making reports of violations in good faith; and

(iv)

notify the Trust CCO of any actual or potential violation of this Code, whether the violation or potential violation was committed by the Covered Officer personally or by another Covered Officer. Failure to do so is itself a violation of this Code. The Funds will not retaliate against any Covered Officer for making reports of violations in good faith, but will not be precluded from taking appropriate disciplinary action for the violations themselves.

Except as described otherwise below, the Trust CCO is authorized to apply this Code to situations presented to it and has the authority to interpret this Code in any particular situation.

The Trust CCO shall take all action it considers appropriate to investigate any actual or potential violations reported to it, and the Trust CCO is authorized and encouraged to consult, as appropriate, with the Trust CEO. The Trust CCO is responsible for granting waivers from the terms and provisions of this Code, as the Trust CCO deems appropriate. Any waiver granted by the Trust CCO shall be reported to the Board at the next regularly scheduled Board meeting.

c.

Recordkeeping. The Funds will maintain and preserve for a period of not less than six (6) years from the date such action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Trust CEO and/or Board: (i) that provided the basis for any amendment or waiver to this Code, and (ii) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Trust CEO and/or Board.

Waivers of Provisions of the Code

17.           A waiver of any provision of the Code shall be requested whenever there is a reasonable likelihood that a contemplated action will violate the Code. A “waiver” is defined as the approval by the Funds of a material departure from any provision of the Code.

18.          The process of requesting a waiver shall consist of the following steps:

a.

The Covered Officer shall set forth a request for waiver in writing. The request shall describe the conduct, activity or transaction for which the Covered Officer seeks a waiver, and shall briefly explain the reason for engaging in the conduct, activity or transaction.

b.

The determination with respect to the waiver shall be made in a timely fashion by the Trust CCO in consultation with Trust Counsel, and submitted to the Board for review and approval at the next regularly scheduled Board meeting.[1]

c.	The decision with respect to the waiver requested shall be documented and kept in the Funds’ records for the appropriate period mandated by applicable law or regulation.

19.          To the extent required by applicable law, waivers (including “implicit waivers”) shall be publicly disclosed on a timely basis. An “implicit waiver” is defined as the Funds’ failure to take action within a reasonable period of time regarding a material departure from a provision of the Code that has been made known to an “executive officer” of the Funds. For this purpose, an “executive officer” is the Funds’ President or Chief Executive Officer, Vice President (who is in charge of a principal policymaking function), or any other person who performs similar policymaking functions for the Funds. If a material departure from a provision of this Code is known only by the Covered Person that has caused the material departure from the Code, the material departure from the Code will not be considered to have been made known to an executive officer of the Funds for purposes of deciding whether there has been an implicit waiver.

Disclosure

20.          The Funds must disclose this Code, any substantive amendments and any waivers or implicit waivers by: (i) filing with the SEC a copy of the Code, any such amendments and waivers or implicit waivers in the Funds’ annual report on Form N-CSR; or (ii) posting the text of the Code, any such amendments and waivers or implicit waivers on the Funds’ Internet website and disclosing in each report on Form N-CSR, its Internet address and the fact that it has posted the Code on the website; or (iii) undertaking in each report on Form N-CSR to provide to any person without charge, upon request, a copy of this Code, any such amendments and waivers or implicit waivers and explain the manner in which such request may be made.

[1]	If the Covered Officer requesting a waiver is the CCO, then the determination with respect to the waiver shall be made by the Funds’ CEO, in consultation with the Trust Counsel.

Amendments to the Code

Any amendments to this Code must be approved or ratified by a majority vote of the Board. The Covered Officers and the Trust CCO are encouraged to recommend improvements to this Code for the consideration and approval of the Board.

Summary of Deliverables Prescribed by these Procedures

Item	Responsible Party	Frequency
Provide copy of the Code and Initial Acknowledgement to Covered Officers	Trust CCO	Initially upon individual becoming Covered Officer
Provide copy of the Code and Annual Acknowledgement to Covered Officers	Trust CCO	Annual
Review of the Code and Acknowledgments	Board	Annual
Review of any sanctions imposed for Code violations	Board	As required

Adopted: May 10, 2017

INITIAL ACKNOWLEDGEMENT

I acknowledge that I have received and read a copy of the Code of Ethics for Covered Officers (the “Code”) and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

I also acknowledge my responsibility to report any violation of the Code to the Trust CCO, as defined in the Code.

I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Funds have the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in their sole discretion, with or without notice.

Covered Officer Name and Title:
(Please Print)

Signature	Date

Please return this completed form to ____________________________ within one week from the date of your receipt of a request to review these documents. Thank you!

ANNUAL ACKNOWLEDGEMENT

I acknowledge that I have received and read a copy of the Code of Ethics for Covered Officers (the “Code”) and that I understand it. I further acknowledge that I am responsible for understanding and complying with the policies set forth in the Code during my tenure as a Covered Officer, as defined in the Code.

I also acknowledge that I have fully complied with the terms and provisions of the Code during the period of time since the most recent Initial or Annual Acknowledgement provided by me.

I further acknowledge that the policies contained in the Code are not intended to create any contractual rights or obligations, express or implied. I also understand that, consistent with applicable law, the Funds have the right to amend, interpret, modify or withdraw any of the provisions of the Code at any time in their sole discretion, with or without notice.

Covered Officer Name and Title:
(Please Print)

Signature	Date

Please return this completed form to ____________________________ within one week from the date of your receipt of a request to review these documents. Thank you!